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                                                                      EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Goodrich Petroleum Corporation

We consent to the incorporation by reference in the registration statement
(No. 33-01077) on Form S-8 of Goodrich Petroleum Corporation of our report dated March 30, 1999 relating to the consolidated balance sheets of Goodrich Petroleum Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Goodrich Petroleum Corporation.

The report of KPMG LLP covering the December 31, 1998 consolidated financial statements contains an explanatory paragraph that states that the Company's working capital deficiencies, required payments under the Company's credit facility and restrictions imposed by the Company's Series A Preferred Stock raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


KPMG LLP

Shreveport, Louisiana
March 30, 1999